INVESTMENT SUB-SUBADVISORY AGREEMENT

Between and Among

T. ROWE PRICE ASSOCIATES, INC.

And

T. ROWE PRICE INTERNATIONAL LTD

This INVESTMENT SUB-SUBADVISORY AGREEMENT (“Agreement”), is dated as of the close of business on March 7, 2024, between and among T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America and T. Rowe Price International Ltd (the “Subadviser”), a corporation organized and existing under the laws of the United Kingdom.

WHEREAS, the Adviser has entered into an investment subadvisory agreement with Strategic Advisers LLC (the “Investment Manager”) and Fidelity Rutland Square Trust II (“Trust”), on behalf of its series, Strategic Advisers International Fund (the “Fund”) dated September 4, 2019 (“Subadvisory Agreement”);

WHEREAS, the Investment Manager, pursuant to the terms of an Amended and Restated Management Contract dated as of October 1, 2018, as may be further amended from time to time, with the Trust has appointed the Adviser to act as a sub-adviser for the Fund;

WHEREAS, the Subadviser is engaged in the business of, among other things, rendering investment advisory services and is registered as an investment adviser in the United States under the Investment Advisers Act of 1940, as amended (“Advisers Act”), the United Kingdom with the Financial Conduct Authority (“FCA”) and other non-U.S. regulatory agencies;

WHEREAS, the Adviser is providing sub-advisory services to the Investment Manager under the Subadvisory Agreement, and the Adviser is authorized under the Subadvisory Agreement to obtain such information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations under such agreement; and

WHEREAS, the Adviser desires to retain the Subadviser to act as Subadviser to furnish certain investment advisory services to the Adviser and the Fund and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.

Appointment.  Adviser hereby appoints the Subadviser as its investment Subadviser with respect to the Fund for the period and on the terms set forth in this Agreement.  The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.

Duties of the Subadviser.

A.

Investment Subadvisory Services.  Subject to the supervision of the Trust’s Board of Trustees (“Board”), the Investment Manager, and the Adviser, the Subadviser shall act as the investment subadviser and shall supervise and direct the investments of the Fund specified by the Adviser from time to time in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other parameters and limitations as the Fund, Investment Manager, or Adviser may impose by notice in writing to the Subadviser.  The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund allocated to the Subadviser in a manner consistent with the Fund’s investment objective(s), investment strategies, policies, and restrictions.  In furtherance of this duty, the Subadviser, on behalf of the Fund is authorized to:

(1)

make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

(2)

place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select or instruct the Affiliated Trading Desk (as defined below) to do so on behalf of the Subadviser, as applicable;

(3)

vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested provided such materials have been forwarded to the Subadviser in a timely fashion by the Fund’s custodian;

(4)

maintain all or part of the Fund’s uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Subadviser, including, but not limited to, money market funds or cash sweep vehicles managed by Adviser;

(5)

instruct the Fund’s custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Fund upon acquisition of the same for the Fund;

(6)  generally, perform any other act necessary to enable the Subadviser to carry out its obligations under this Agreement or as agreed upon with the Adviser.

The Adviser agrees that Subadviser may delegate trading execution and related reporting functions to the trading desk of an affiliate (“Affiliated Trading Desk”).

B.

Personnel, Office Space, and Facilities of Subadviser.  The Subadviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Subadviser requires in the performance of its investment advisory and other obligations under this Agreement.

C.

Further Duties of Subadviser.  In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Trust’s Articles, By-Laws, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board, the Investment Manager,  and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act and the rules thereunder, the SEC, the FCA, and all other applicable United States, state, United Kingdom, and other laws and regulations. The Subadviser also agrees that, in performing its duties hereunder, it will not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Investment Manager or Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Subadviser shall be responsible for providing investment advisory services solely with respect to the portfolio allocated to the Subadviser by the Adviser.

3.

Compensation.  For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Adviser may pay Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser by the Investment Manager under the Subadvisory Agreement.  The Subadviser agrees to look exclusively to the Adviser, and not to the Investment Manager or any assets of the Trust or the Fund, for the payment of the Subadviser’s fees arising under this paragraph.

4.

Duties of the Adviser.

A.

The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Subadvisory Agreement including those delegated to the Subadviser and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

B.

The Adviser has furnished the Subadviser with copies of each of the following documents and will furnish to the Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)

The Articles of Incorporation of the Trust, as amended from time to time (“Articles”);

(2)

The By-Laws of the Trust as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)

Certified resolutions of the Board of the Trust authorizing the appointment of the Adviser and the Subadviser and approving the form of the Subadvisory Agreement and this Agreement;

(4)

The Trust's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5)

The Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)

The Fund’s Prospectus (as defined above); and

(7)

A certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5.

Brokerage.

A.

The Subadviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt (or instruct the Affiliated Trading Desk to do so, as applicable) to obtain quality execution at favorable security prices; provided that, when providing portfolio management services (the “Services”) to the Fund the Subadviser will: (a) not accept and retain fees, commissions or any monetary or non-monetary benefits paid or provided by any third party or a person acting on behalf of a third party in relation to the provision of the Services (other than minor non-monetary benefits that are capable of enhancing the quality of service and are judged to not impair compliance with the firm’s duty to act in the best interest of the client and which have been clearly disclosed by the Subadviser to the Fund); and (b) ensure that any research material or services provided to the Subadviser on behalf of a third party in relation to the provision of the Services will be received by the Subadviser in return for direct payments by the investment firm out of its own resources. In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser or the Affiliated Trading Desk, as applicable, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser or the Affiliated Trading Desk, as applicable, in the manner the Sub-adviser or the Affiliated Trading Desk, as applicable, considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

6.

Ownership of Records.  The Subadviser shall maintain all books and records required to be maintained by the Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees (i) that all records that it maintains for the Fund are the property of the Trust, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Trust any records that it maintains for the Trust upon request by the Trust; provided, however, the Subadviser may retain copies of such records.

7.

Reports.  The Subadviser shall furnish to the Board, the Investment Manager, or the Adviser, as appropriate, such information, reports, evaluations, analyses and opinions as the Subadviser,  the Board, the Investment Manager or the Adviser, as appropriate, may mutually agree upon from time to time.

8.

Services to Others Clients.  Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any trustee, officer, or employee of the Subadviser, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.

Subadviser’s Use of the Services of Others.  The Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations, including affiliates of the Sub-adviser, for the purpose of providing the Subadviser or the Trust or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Trust or the Fund, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10.

Limitation of Liability of the Subadviser.  Neither the Subadviser nor any of its officers, trustees, or employees, nor any person performing executive, administrative, trading, or other functions for the Trust, the Fund (at the direction or request of the Subadviser) or the Subadviser in connection with the Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Trust or Fund or (ii) any error of fact or mistake of law contained in any report or data provided by the Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Trust or Fund or Adviser or from reckless disregard by the Subadviser or any such person of the duties of the Subadviser pursuant to this Agreement.

11.

Representations of Subadviser.  The Subadviser represents, warrants, and agrees as follows:

A.

The Subadviser: (i) is registered with the SEC as an investment adviser under the Advisers Act, and is registered or licensed with the FCA and various other non-U.S. regulatory agencies,  and will continue to be so registered or licensed for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, the SEC, the FCA or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.

The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics and its compliance policies and procedures, together with evidence of its adoption.

C.

The Subadviser has provided the Adviser and the Investment Manager and Trust with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12.

Term of Agreement.  This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date with respect to the Fund.  Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the trustees of the Board who are not parties to this Agreement or interested persons of any such party; and (c) the Subadviser shall not have notified the Adviser and the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation.  The Subadviser shall furnish to the Investment Manager and Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13.

Termination of Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to the Subadviser.  This Agreement may also be terminated by the Adviser: (i) on at least 60 days’ prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement.  The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser and the Fund.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the Subadvisory Agreement.

14.

Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law.

15.

Miscellaneous.

A.

Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.

Captions.  The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.

Electronic Communications. Telephone conversations and electronic communications between the Subadviser and the Adviser may be recorded for training and monitoring purposes. A copy of any such conversations and communications with the Adviser will be available upon request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.

D.

Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.

Interpretation.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

F.

Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

G.

Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

T. ROWE PRICE ASSOCIATES, INC.

Attest:

/s/ Kathryn Spencer

By:

/s/ Terence Baptiste

Name: Kathryn Spencer

Name: Terence Baptiste

Title: Assistant Vice President

Title: Vice President

T. ROWE PRICE INTERNATIONAL LTD

Attest:

/s/ Chris Whitfield

By:

/s/ Daniel Worthington

Name: Chris Whitfield

Name: Daniel Worthington

Title: Legal Counsel

Title: Vice President